ASB Bancorp, Inc. Reports First Quarter Results

ASHEVILLE, N.C., May 2, 2013 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the three month period ended March 31, 2013. The Company reported net income of $740,000 for the quarter ended March 31, 2013 compared to $284,000 for the same quarter of 2012. On a basic and diluted per share basis, the Company had net income of $0.15 per share and $0.06 per share for the three month periods ended March 31, 2013 and 2012, respectively.

(Logo: http://photos.prnewswire.com/prnh/20111031/CL96775LOGO )

"First quarter results indicate continued progress toward the goal of reducing nonperforming assets," said Suzanne S. DeFerie, President and Chief Executive Officer. "Additionally, increases in both core deposits and loan balances support our focus on net interest margin improvement, which will improve our profitability now and for the sustainable future."

First Quarter Highlights

  Net income for the first quarter of 2013 improved to $740,000, or $0.15 per basic and diluted share.
  Loans increased $7.8 million to $395.5 million as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Nonperforming loans increased to $1.5 million, or 0.39% of total loans, at March 31, 2013 from $1.2 million, or 0.30% of total loans, at December 31, 2012.
  Delinquent loans totaled $3.1 million, or 0.77% of total loans, at March 31, 2013, a decrease from $3.2 million, or 0.82% of total loans, at December 31, 2012.
  Nonperforming assets decreased $900,000 to $19.7 million, or 2.60% of total assets, at March 31, 2013 from $20.6 million, or 2.74% of total assets, at December 31, 2012 and have improved in each quarter since the fourth quarter of 2011.
  Core deposits, or deposits excluding time deposits, increased $9.2 million to $398.3 million at March 31, 2013 from $389.1 million at December 31, 2012 and have increased in each of the previous four quarters.  Since December 31, 2012, non-interest-bearing deposits increased $3.1 million, or 4.7%.
  Book value per share increased $0.28 to $20.25 at the end of the first quarter of 2013.
  The Company completed a 5% stock repurchase plan during the first quarter of 2013.  Under the plan, 279,228 shares of common stock were repurchased at an average cost of $16.52 per share.

Balance Sheet Review

Assets. Total assets increased $8.1 million, or 1.1%, to $757.5 million at March 31, 2013 from $749.4 million at December 31, 2012. Cash and cash equivalents increased $2.9 million, or 6.2%, to $50.3 million at March 31, 2013 from $47.4 million at December 31, 2012. Investment securities increased $18.5 million, or 7.6%, to $261.9 million at March 31, 2013 from $243.4 million at December 31, 2012, primarily due to the reinvestment of proceeds from the sale of investment securities in the fourth quarter of 2012 that settled in the first quarter of 2013. Loans receivable, net of deferred fees, increased $7.8 million, or 2.0%, to $395.5 million at March 31, 2013 from $387.7 million at December 31, 2012 as new loan originations exceeded loan repayments, prepayments, and foreclosures.

Liabilities. Total deposits increased $11.3 million, or 2.0%, to $589.6 million at March 31, 2013 from $578.3 million at December 31, 2012. During the three months ended March 31, 2013, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $9.2 million, or 2.4%, to $398.3 million at March 31, 2013 from $389.1 million at December 31, 2012. Non-interest-bearing deposits increased $3.1 million, or 4.7%, to $68.4 million at March 31, 2013 from $65.3 million at December 31, 2012. Over the same period, certificates of deposit increased $2.1 million, or 1.1%, to $191.3 million at March 31, 2013 from $189.2 million at December 31, 2012.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $112,000 for the three months ended March 31, 2013 compared to $598,000 for the three months ended March 31, 2012. The decrease in the provision was primarily due to a decrease in charge-offs, which were $105,000 for the first three months of 2013 compared to $716,000 million for the first three months of 2012.

Nonperforming assets. Nonperforming assets totaled $19.7 million, or 2.60% of total assets, at March 31, 2013, compared to $20.6 million, or 2.74% of total assets, at December 31, 2012. Nonperforming assets included $1.5 million in nonperforming loans and $18.1 million in foreclosed real estate at March 31, 2013, compared to $1.2 million and $19.4 million, respectively, at December 31, 2012.

Nonperforming loans increased $397,000, or 34.5%, to $1.5 million at March 31, 2013 from $1.2 million at December 31, 2012. The increase in nonperforming loans to March 31, 2013 from December 31, 2012 was primarily attributable to the addition of one loan that stopped performing during the period. At March 31, 2013, nonperforming loans included one commercial mortgage in the amount of $389,000, three commercial and industrial loans that totaled $204,000, ten residential mortgage loans that totaled $830,000, and one home equity loan in the amount of $95,000. As of March 31, 2013, the nonperforming loans had specific reserves of $191,000.

Foreclosed real estate at March 31, 2013 included 14 properties with a total carrying value of $18.1 million compared to 18 properties with a total carrying value of $19.4 million at December 31, 2012. During the three months ended March 31, 2013, there was one new property in the amount of $40,000 added to foreclosed real estate, while five properties totaling $1.3 million were sold, including one with a private mortgage insurance settlement pending. The Bank also added $59,000 in loss provisions.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired (1) 44 of the 48 condominium units in the building including all eight of the retail units, three of which are leased, (2) eight of the eleven commercial office condominiums, three of which were sold by the developer prior to the foreclosure, and (3) 28 of the 29 residential units, one of which was sold by the developer prior to the foreclosure. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million.

Income Statement Analysis

Net Interest Income. Net interest income was $4.6 million for each of the three-month periods ended March 31, 2013 and March 31, 2012. Total interest and dividend income decreased by $793,000, or 12.1%, to $5.7 million for the three months ended March 31, 2013 compared to $6.5 million for the three months ended March 31, 2012. The decrease in interest and dividend income was primarily a result of a 12 basis point decrease in yields on interest-earning assets, a $31.6 million decrease in average loan balances, and a $20.9 million decrease in the average balances of all other interest-earning assets, including investments. The decline in total interest and dividend income was offset by a $802,000, or 41.8%, decrease in interest expense to $1.1 million for the three months ended March 31, 2013 compared to $1.9 million for the three months ended March 31, 2012. The decrease in interest expense resulted from a 46 basis point reduction in the average rate paid on interest-bearing liabilities and a decline of $48.2 million in the average balances of interest-bearing liabilities, reflecting a fourth quarter 2012 $10.0 million prepayment of a FHLB advance, when comparing the three-month periods.

Noninterest Income. Noninterest income decreased $70,000 to $1.9 million for the three months ended March 31, 2013 from $2.0 million for the three months ended March 31, 2012. Factors that contributed to the decrease in noninterest income during the 2013 period were decreases of $509,000 in gains on sale of investment securities and $116,000 in service charge income, partially offset by increases of $261,000 in mortgage banking income and $242,000 in other noninterest income, primarily related to an increase of $114,000 in other income from a SBIC investment. The increase in mortgage banking income was attributable to higher volumes of mortgage loans sold. The decrease in deposit and other service charge income was primarily the result of lower deposit overdraft fees.

Noninterest Expense. Noninterest expense decreased $246,000, or 4.4%, to $5.3 million for the three months ended March 31, 2013 compared to $5.6 million for the three months ended March 31, 2012. The primary reasons for the decrease were decreases of $181,000 in salaries and benefits, and $58,000 in professional and outside services, which were partially offset by an increase of $53,000 in foreclosed property expenses. The decrease in salaries and benefits was primarily due to a $481,000 one-time credit to pension expense resulting from the curtailment of benefits for future service, that was partially offset by increases of $164,000 in expenses related to the Bank's new equity incentive plan and $126,000 in compensation expenses. The increase in foreclosed property expenses related primarily to the increase in the loss provision compared to the prior year.

The Bank is a North Carolina chartered stock savings bank with a community focus offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	March 31,	December 31,
(dollars in thousands)	2013	2012*	% change

Total assets	$ 757,522	$ 749,354	1.1%
Cash and cash equivalents	50,321	47,390	6.2%
Investment securities	261,880	243,385	7.6%
Loans receivable, net of deferred fees	395,540	387,721	2.0%
Allowance for loan losses	(8,553)	(8,513)	-0.5%
Deposits	589,626	578,299	2.0%
Core deposits	398,338	389,095	2.4%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	9,845	9,115	8.0%
Total equity	107,433	111,529	-3.7%
* Derived from audited consolidated financial statements.

Selected Operating Data

(dollars in thousands,	Three Months Ended
except per share data)	March 31,
	2013	2012*	% change

Interest and
dividend income	$ 5,746	$ 6,539	-12.1%
Interest expense	1,117	1,919	-41.8%
Net interest income	4,629	4,620	0.2%
Provision for loan losses	112	598	-81.3%
Net interest income
after provision for
loan losses	4,517	4,022	12.3%
Noninterest income	1,888	1,958	-3.6%
Noninterest expense	5,320	5,566	-4.4%
Income before
income tax
provision	1,085	414	162.1%
Income tax
provision	345	130	165.4%
Net income	$ 740	$ 284	160.6%

Net income per
common share:
Basic	$ 0.15	$ 0.06	150.0%
Diluted	$ 0.15	$ 0.06	150.0%
* Certain amounts for prior periods were reclassified to conform to the March 31, 2013 presentation.

Selected Average Balances and Yields/Costs

	For the Three Months Ended March 31,
	2013		2012
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 43,378	0.38%	$ 67,892	0.32%
Loans receivable	399,645	4.67%	431,202	4.76%
Investment securities	67,780	2.87%	62,722	2.31%
Mortgage-backed and similar securities	192,657	1.50%	193,644	2.17%
Other interest-earning assets	3,406	2.38%	3,873	1.77%
Interest-bearing deposits	512,603	0.50%	550,690	0.96%
Federal Home Loan Bank advances	50,000	3.93%	60,000	4.03%

Interest rate spread		2.56%		2.22%
Net interest margin		2.72%		2.47%

Selected Asset Quality Data

	Three Months Ended
Allowance for Loan Losses	March 31,
(dollars in thousands)	2013	2012

Allowance for loan losses, beginning of period	$ 8,513	$ 10,627
Provision for loan losses	112	598

Charge-offs	(105)	(716)
Recoveries	33	53
Net charge-offs	(72)	(663)

Allowance for loan losses, end of period	$ 8,553	$ 10,562

Allowance for loan losses as a percent of:
Total loans	2.16%	2.54%
Total nonperforming loans	552.52%	58.47%

Nonperforming Assets	March 31,	December 31,
(dollars in thousands)	2013	2012	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ -	$ 40	-100.0%
Commercial mortgage	389	-	n/a
Commercial and industrial	204	114	78.9%
Total commercial	593	154	285.1%
Non-commercial:
Residential mortgage	830	808	2.7%
Revolving mortgage	95	155	-38.7%
Consumer	30	34	-11.8%
Total non-commercial	955	997	-4.2%
Total nonaccruing loans (1)	1,548	1,151	34.5%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	1,548	1,151	34.5%

Foreclosed real estate	18,128	19,411	-6.6%

Total nonperforming assets	19,676	20,562	-4.3%

Performing troubled debt restructurings (2)	5,254	5,065	3.7%
Performing troubled debt restructurings and
total nonperforming assets	$ 24,930	$ 25,627	-2.7%

Nonperforming loans as a percent of total loans	0.39%	0.30%
Nonperforming assets as a percent of total assets	2.60%	2.74%
Performing troubled debt restructurings and
total nonperforming assets to total assets	3.29%	3.42%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	March 31, 2013		December 31, 2012
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial mortgage	1	$ 986	2	$ 1,709
Commercial construction and land development	11	16,623	10	16,642
Residential mortgage	2	519	5	944
Residential construction	-	-	1	116
Total	14	$ 18,128	18	$ 19,411

Foreclosed Real Estate		Three Months Ended
(dollars in thousands)		March 31, 2013

Beginning balance		$ 19,411
Transfers from loans		40
Capitalized cost		5
Loss provisions		(59)
Gain on sale of foreclosed properties		65
Net proceeds from sales of foreclosed properties		(1,334)
Ending balance		$ 18,128

Selected Average Balances and Performance Ratios

	Three Months Ended
	March 31,
(dollars in thousands)	2013	2012

Selected Average Balances
Average total interest-earning assets	$706,866	$759,333
Average total assets	756,804	792,236
Average total interest-bearing deposits	512,603	550,690
Average total deposits	578,802	604,286
Average total interest-bearing liabilities	563,232	611,469
Average total stockholders' equity	110,529	116,421

Selected Performance Ratios
Return on average assets (1)	0.40%	0.14%
Return on average equity (1)	2.72%	0.98%
Interest rate spread (1) (2)	2.56%	2.22%
Net interest margin (1) (3)	2.72%	2.47%
Noninterest expense to average assets (1)	2.85%	2.83%
Efficiency ratio (4)	80.30%	84.14%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Data

	Three Month Periods Ended
(dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except per share data)	2013	2012*	2012*	2012*	2012*

Income Statement Data:
Interest and dividend income	$ 5,746	$ 5,967	$ 6,088	$ 6,398	$ 6,539
Interest expense	1,117	1,303	1,527	1,743	1,919
Net interest income	4,629	4,664	4,561	4,655	4,620
Provision for (recovery of) loan losses	112	(733)	542	1,293	598
Net interest income after
provision for loan losses	4,517	5,397	4,019	3,362	4,022
Noninterest income	1,888	3,083	2,416	1,999	1,958
Noninterest expense	5,320	8,178	5,760	5,588	5,566
Income (loss) before income
tax provision (benefit)	1,085	302	675	(227)	414
Income tax provision (benefit)	345	67	218	(113)	130
Net income (loss)	$ 740	$ 235	$ 457	$ (114)	$ 284

Per Share Data:
Net income (loss) per share – Basic	$ 0.15	$ 0.05	$ 0.09	$ (0.02)	$ 0.06
Net income (loss) per share – Diluted	$ 0.15	$ 0.05	$ 0.09	$ (0.02)	$ 0.06
Book value per share	$ 20.25	$ 19.97	$ 20.99	$ 20.79	$ 20.66
Ending shares outstanding	5,305,323	5,584,551	5,584,551	5,584,551	5,584,551

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2013	2012**	2012	2012	2012

Ending Balance Sheet Data:
Total assets	$ 757,522	$ 749,354	$ 772,407	$ 798,667	$ 796,901
Cash and cash equivalents	50,321	47,390	50,583	73,475	80,087
Investment securities	261,880	243,385	281,166	284,671	264,782
Loans receivable, net of deferred fees	395,540	387,721	402,724	409,140	416,307
Allowance for loan losses	(8,553)	(8,513)	(10,220)	(11,563)	(10,562)
Deposits	589,626	578,299	586,686	606,022	610,242
Core deposits	398,338	389,095	379,237	375,478	359,350
FHLB advances	50,000	50,000	60,000	60,000	60,000
Total equity	107,433	111,529	117,225	116,079	115,360

Asset Quality:
Nonperforming loans	$ 1,548	$ 1,151	$ 12,724	$ 18,232	$ 18,063
Nonperforming assets	19,676	20,562	24,324	26,847	27,198
Nonperforming loans to total loans	0.39%	0.30%	3.16%	4.46%	4.34%
Nonperforming assets to total assets	2.60%	2.74%	3.15%	3.36%	3.41%
Allowance for loan losses	$ 8,553	$ 8,513	$ 10,220	$ 11,563	$ 10,562
Allowance for loan losses to total loans	2.16%	2.20%	2.54%	2.83%	2.54%
Allowance for loan losses to
nonperforming loans	552.52%	739.62%	80.32%	63.42%	58.47%
* Certain amounts for prior periods were reclassified to conform to the March 31, 2013 presentation.
The reclassifications had no effect on net income or equity as previously reported.
** Ending balance sheet data as of December 31, 2012 were derived from audited consolidated financial statements.